EXHIBIT 12.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in the registration statements on Form S-8 No. 333-14224 (December 2001), No. 333-13178 (February 2001) as well as in the registration statement (No. 333-12544) on Form F-3 (September 2000), each filed by Thomson S.A., of our report dated February 13, 2003 (except for the amounts translated into U.S. dollars for convenience for which the date is May 23, 2003 and except for the note 33 for which the date is May 15, 2003) which report appears in this Annual Report on Form 20-F of Thomson for the fiscal year ended December 31, 2002.

Christian Chiarasini	Thierry de Bailliencourt

Barbier Frinault & Autres	Mazars & Guérard
Ernst & Young

Paris, France

May 28, 2003